Exhibit 99.1

Lokasi Tambang Batu Hijau Kec Sekongkang, Kab Sumbawa Barat Nusa Tenggara Barat, Indonesia Tel (62-372) 635318, Fax (62-372) 635318 ext 46317 www.newmont.co.id

PTNNT Commences Additional Arbitration Proceeding

Jakarta, 11 July 2008 — PT Newmont Nusa Tenggara (PTNNT) announced that yesterday it filed a notice to commence an additional arbitration proceeding to preserve its rights under a 1986 Contract of Work (CoW) with the Indonesian Government.

The additional arbitration filing is in accord with the terms of the CoW and in response to a 16 June 2008 letter from the Director General of Mineral, Coal and Geothermal Resources of the Department of Energy and Mineral Resources in Indonesia. The Director General’s letter claims that PTNNT would be in default under the CoW if the shares of PTNNT offered for sale in March 2008, together with the shares offered in 2006 and 2007, were not in the possession of “Indonesian government and/ or government owned entities” by 13 July 2008.

The Director General’s letter contends that PTNNT breached its obligations by allowing its shares to be pledged to its Senior Lenders as security for the repayment of US$1 billion in senior debt, a common practice for the financing of large projects. The pledge to the Senior Lenders was approved in writing by the Indonesian government in October 1997.

Background on the Financing of Batu Hijau’s Construction

In 1997, to enable development of the Batu Hijau mine, PTNNT secured an aggregate US$1 billion in financing from the United States Export-Import Bank, the Japan Bank for International Cooperation (formerly the Japan Export-Import Bank), and Kreditanstalt fur Wiederaufbau (the German Export-Import Bank) (collectively, the “Senior Lenders”). In accordance with common practice, the Senior Lenders required the shareholders of PTNNT — being Newmont Indonesia Limited, Nusa Tenggara Mining Corporaiton, and PT Pukuafu Indah, an Indonesian company — to pledge 100 percent of the shares of PTNNT as security for repayment of the loans. As part of that process, on 30 October 1997, the Minister of Energy and Mineral Resources approved the share pledge arrangements. The share pledge requirement does not impede the ability of PTNNT shares to be divested.

On 3 March 2008, after extensive negotiations failed to produce an amicable resolution, both PTNNT and the Government of Indonesia filed notices of arbitration in relation to the divestiture of shares in PTNNT that were offered for sale in 2006 and 2007. The international arbitration panel has been appointed in that proceeding and briefing is under way.

PTNNT views the additional arbitration proceeding as an extension of the previously filed arbitration proceeding and has proposed that the share pledge issue be incorporated into and resolved as part of the existing proceeding. Attaining divested/pledged shares does not hinder the purchaser in attaining any of the rights given to shareholders in the company.

###

Newmont Media Contact Omar Jabara	303-837-5114	omar.jabara@newmont.com

Newmont Investor Contact John Seaberg	303-837-5743	john.seaberg@newmont.com

For further information, kindly contact:

Rubi W. Purnomo, Public Relations Manager PT Newmont Pacific Nusantara.

Mobile: 0815 183 7203 or rubi.purnomo@newmont.com

Kasan Mulyono, Public Relations Manager PT Newmont Nusa Tenggara.

Mobile: 0817 57 49482 or kasan.mulyono@newmont.com